Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732)240-4500, ext. 7506
Fax: (732)349-5070 email:Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OceanFirst Financial Corp.

ANNOUNCES ANOTHER QUARTER OF IMPROVED EARNINGS

AND CONTINUATION OF CASH DIVIDEND

TOMS RIVER, NEW JERSEY, July 24, 2008…OceanFirst Financial Corp. (NASDAQ:OCFC), the holding company for OceanFirst Bank, today announced that diluted earnings per share increased to $.30 for the quarter ended June 30, 2008 as compared to $.02 for the corresponding prior year period. For the six months ended June 30, 2008 diluted earnings per share increased to $.64 as compared to a loss per share of $.45 for the corresponding prior year period. The results for the three and six months ended June 30, 2008 were reduced by $.06 per share to reflect the other than temporary impairment of an equity investment. The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $.20 per share—covering the three month period ended June 30, 2008—to be paid on August 15, 2008, to shareholders of record on August 1, 2008.

Discussing the results, CEO John R. Garbarino reflected on the dramatic improvement in earnings over the prior year. “Our net interest margin expanded handsomely to 3.16% from 2.64% in the prior year quarter as decreases in short-term interest rates benefited the Bank’s core operations. Excluding the non-recurring loss on the equity investment, a portion of which is being sold to create additional liquidity at the Holding Company, diluted earnings per share increased to $.36 for the quarter ended June 30, 2008 as compared to $.34 in the previous quarter. We are also pleased to acknowledge the continued strength of our asset quality as well as the payment of our forty-sixth consecutive quarterly cash dividend, unchanged from prior quarters.”

Commenting on capital, he continued, “The strength of our quarterly earnings at the Bank have fortified our capital position. Tangible and core capital ratios of 7.83% and a total risk-based capital ratio of 12.74% help renew the Bank’s capacity to fund Holding Company operations.”

Results of Operations

Net interest income for the three and six months ended June 30, 2008 increased to $14.3 million and $28.5 million, respectively as compared to $12.7 million and $27.1 million, respectively, in the same prior year periods, reflecting a higher net interest margin partly offset by lower levels of interest-earning assets. The net interest margin increased to 3.16% and 3.15%, respectively, for the three and six months ended June 30, 2008 from 2.64% and 2.79%, respectively, in the same prior year periods. The yield on interest-earning assets decreased to 5.69% and 5.88%, respectively, as compared to 5.94% and 6.07%, respectively, for the same prior year periods. The cost of interest-bearing liabilities decreased to 2.78% and 2.98%, respectively, for the three and six months ended June 30, 2008, as compared to 3.59% and 3.58%, respectively in the same prior year periods. Average interest-earning assets decreased by $119.9 million and $131.9 million, respectively, for the three and six months ended June 30, 2008 as compared to the same prior year periods. The decrease was concentrated in average loans receivable which declined $100.0 million and $104.9 million, respectively, primarily due to the shuttering of Columbia Home Loans, LLC, (Columbia) the Company’s mortgage banking subsidiary, in the fourth quarter of 2007.

Other income increased to $2.6 million for the three months ended June 30, 2008 as compared to $225,000 in the same prior year period. For the six months ended June 30, 2008 other income increased to $6.4 million as compared to a loss of $6.1 million in the same prior year period. The net loss and lower of cost or market adjustment on sales of loans and securities available for sale was $718,000 and $122,000, respectively, for the three and six months ended June 30, 2008 as compared to net losses of $3.2 million and $12.8 million, respectively, in the same prior year periods. The net loss for the three and six months ended June 30, 2008 includes an other than temporary impairment of $1.1 million on an equity investment. The net loss for the quarter ended June 30, 2007 includes a $2.3 million charge taken by Columbia to reduce loans held for sale to their current fair market value and a $1.3 million loss on the bulk sale by Columbia of subprime loans. The net loss for the six months ended June 30, 2007 includes a $9.4 million charge by Columbia to reduce loans held for sale to their current fair market value, the $1.3 million loss on the bulk sale of subprime loans and a $4.0 million charge to supplement the reserve for repurchased loans. The reserve for repurchased loans, which is included in other liabilities in the Company’s consolidated statements of financial condition, was $1.7 million at June 30, 2008. For the three months ended June 30, 2008 there was no provision or benefit for repurchased loans and there was an $8,000 charge-off relating to one loan repurchase during the quarter. For the six months ended June 30, 2008, the Company recognized a reversal of the provision for repurchased loans of $161,000 and charge-offs of $532,000 relating to two loan repurchases and an additional comprehensive negotiated settlement in lieu of a loan repurchase.

At June 30, 2008 there were four outstanding loan repurchase requests, received late in the quarter, which the Company is vigorously contesting.

Operating expenses amounted to $11.4 million and $23.0 million, respectively, for the three and six months ended June 30, 2008, as compared to $13.7 million and $28.8 million, respectively, for the corresponding prior year periods. The expense reduction is primarily due to the shuttering of Columbia in late 2007. Also, operating expenses for the six months ended June 30, 2007 included an expense of $1.0 million representing a write-off of the previously established goodwill on the acquisition of Columbia. Operating expenses for the three and six months ended June 30, 2008 also benefited from a reduction in retirement plan expense. Operating expenses for the three and six months ended June 30, 2008 include costs relating to the opening of new branches in Freehold and Waretown, New Jersey.

Financial Condition

Loans receivable, net decreased by $42.8 million at June 30, 2008 as compared to December 31, 2007 partly derived from increased prepayments due to refinancings and the Bank’s ongoing strategy to sell newly originated longer-term 1-4 family fixed-rate loans. At June 30, 2008, the Company was holding subprime loans with a gross principal balance of $5.8 million and a carrying value, net of reserves and lower of cost or market adjustment of $3.4 million. Deposits increased to $1,299.3 million at June 30, 2008 from $1,283.8 million at December 31, 2007. Core deposits, defined as all deposits excluding time deposits, increased $64.6 million partly offset by a $49.1 million decrease in certificates of deposit as the Bank continued to moderate its pricing for this product. Total Federal Home Loan Bank borrowings decreased to $329.0 million at June 30, 2008 from $405.0 million at December 31, 2007, primarily due to the reduction in loans receivable, net.

Asset Quality

The Company’s non-performing loans totaled $14.4 million at June 30, 2008, an increase from $8.7 million at December 31, 2007. The increase is primarily related to three commercial loan relationships totaling $4.3 million which became non-performing during 2008. Based on the Company’s analysis of collateral values, no losses are expected on any of these loan relationships. The largest non-performing loan relationship totals $1.8 million and is secured by commercial real estate under a contract for sale of $2.4 million. The second loan relationship totals $1.5 million and is secured by commercial real estate under a contract for sale of $1.8 million. The third loan relationship, which totals $1.0 million, is in technical default due to the loan’s maturity, although interest payments are current. The estimated collateral value of this loan is $2.9 million. Non-performing loans at June 30, 2008 include $1.4 million of loans repurchased due to early payment default that were written down to market value on the date of repurchase and $3.9 million of loans previously held for sale that were also written down to market value. For the six months ended June 30, 2008, the Company realized net loan charge-offs of $324,000.

Conference Call

As previously announced, the Company will host an earnings conference call on Thursday, July 24, 2008 at 10:30 a.m. Eastern time. The direct dial number for the call is (877) 407-8035. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877)660-6853, Account #286, Conference ID#289598, from one hour after the end of the call until midnight on July 31, 2008.

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered stock savings bank with $1.9 billion in assets and twenty-two branches located in Ocean, Monmouth and Middlesex counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available at no charge by visiting us on the worldwide web at http://www.oceanfirst.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	June 30, 2008	December 31, 2007	June 30, 2007
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$28,746	$27,547	$28,346
Investment securities available for sale	51,460	57,625	66,813
Federal Home Loan Bank of New York stock, at cost	19,381	22,941	24,073
Mortgage-backed securities available for sale	46,948	54,137	61,336
Loans receivable, net	1,633,116	1,675,919	1,698,515
Mortgage loans held for sale	6,865	6,072	14,975
Interest and dividends receivable	6,553	6,915	7,920
Real estate owned, net	1,182	438	329
Premises and equipment, net	19,776	17,882	17,684
Servicing asset	8,071	8,940	9,650
Bank Owned Life Insurance	39,073	38,430	37,763
Other assets	13,068	10,653	10,358

Total assets	$1,874,239	$1,927,499	$1,977,762

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$1,299,306	$1,283,790	$1,306,893
Securities sold under agreements to repurchase with retail customers	73,735	69,807	69,823
Securities sold under agreements to repurchase with the Federal Home Loan Bank	—	12,000	13,000
Federal Home Loan Bank advances	329,000	393,000	416,000
Other borrowings	28,025	27,500	28,200
Advances by borrowers for taxes and insurance	8,881	7,588	9,000
Other liabilities	10,903	9,508	11,172

Total liabilities	1,749,850	1,803,193	1,854,088

Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued	—	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 27,177,372 shares issued and 12,364,573 and 12,346,465 and 12,319,120 shares outstanding at June 30, 2008, December 31, 2007 and June 30, 2007, respectively	272	272	272
Additional paid-in capital	203,799	203,532	202,841
Retained earnings	157,728	154,929	153,584
Accumulated other comprehensive loss	(6,673)	(3,211)	(802)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(5,214)	(5,360)	(5,864)
Treasury stock, 14,812,799 and 14,830,907 and 14,858,252 shares at June 30, 2008, December 31, 2007 and June 30, 2007, respectively	(225,523)	(225,856)	(226,357)
Common stock acquired by Deferred Compensation Plan	978	1,307	1,588
Deferred Compensation Plan Liability	(978)	(1,307)	(1,588)

Total stockholders’ equity	124,389	124,306	123,674

Total liabilities and stockholders’ equity	$1,874,239	$1,927,499	$1,977,762

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Interest income:
Loans	$24,103	$26,239	$49,105	$53,583
Mortgage-backed securities	573	714	1,184	1,438
Investment securities and other	991	1,600	2,900	3,904

Total interest income	25,667	28,553	53,189	58,925

Interest expense:
Deposits	6,707	9,123	14,571	18,452
Borrowed funds	4,698	6,731	10,120	13,365

Total interest expense	11,405	15,854	24,691	31,817

Net interest income	14,262	12,699	28,498	27,108
Provision for loan losses	400	110	775	450

Net interest income after provision for loan losses	13,862	12,589	27,723	26,658

Other income (loss):
Loan servicing income	81	108	172	230
Fees and service charges	2,900	2,984	5,668	5,782
Net loss and lower of cost or market adjustment on sales of loans and securities available for sale	(718)	(3,248)	(122)	(12,832)
Net loss from other real estate operations	39	38	18	19
Income from Bank Owned Life Insurance	309	313	642	618
Other	9	30	11	35

Total other income (loss)	2,620	225	6,389	(6,148)

Operating expenses:
Compensation and employee benefits	5,806	7,612	11,740	15,471
Occupancy	1,195	1,252	2,396	2,458
Equipment	454	535	965	1,088
Marketing	453	370	847	686
Federal deposit insurance	341	141	651	277
Data processing	748	859	1,597	1,765
General and administrative	2,371	2,975	4,807	6,075
Goodwill impairment	—	—	—	1,014

Total operating expenses	11,368	13,744	23,003	28,834

Income (loss) before provision (benefit) for income taxes	5,114	(930)	11,109	(8,324)
Provision (benefit) for income taxes	1,579	(1,207)	3,568	(3,179)

Net income (loss)	$3,535	$277	$7,541	$(5,145)

Basic earnings (loss) per share	$0.30	$0.02	$0.65	$(0.45)

Diluted earnings (loss) per share	$0.30	$0.02	$0.64	$(0.45)

Average basic shares outstanding	11,666	11,520	11,653	11,503

Average diluted shares outstanding	11,740	11,607	11,709	11,503

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At June 30, 2008	At December 31, 2007	At June 30, 2007
STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	6.64%	6.45%	6.25%
Common shares outstanding (in thousands)	12,365	12,346	12,319
Stockholders’ equity per common share	$10.06	$10.07	$10.04
Tangible stockholders’ equity per common share	10.06	10.07	10.04

ASSET QUALITY
Allowance for loan losses	$10,919	$10,468	$10,619
Non-performing loans	14,407	8,741	11,527
Non-performing assets	15,589	9,179	11,856
Allowance for loan losses as a percent of total loans receivable	0.66%	0.62%	0.62%
Allowance for loan losses as a percent of non-performing loans	75.79	119.76	92.12
Non-performing loans as a percent of total loans receivable	0.87	0.52	0.67
Non-performing assets as a percent of total assets	0.83	0.48	0.60

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.75%	0.05%	0.79%	(0.50)%
Return on average stockholders’ equity	11.51	0.90	12.25	(8.10)
Interest rate spread	2.91	2.35	2.90	2.49
Interest rate margin	3.16	2.64	3.15	2.79
Operating expenses to average assets	2.40	2.71	2.42	2.83
Efficiency ratio	67.34	106.34	65.94	137.57

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

LOANS RECEIVABLE

	At June 30, 2008	At December 31, 2007
Real estate:
One- to-four family	$1,063,600	$1,084,687
Commercial real estate, multi- family and land	310,298	326,707
Construction	9,891	10,816
Consumer	209,720	213,282
Commercial	55,040	54,279

Total loans	1,648,549	1,689,771
Loans in process	(2,949)	(2,452)
Deferred origination costs, net	5,300	5,140
Allowance for loan losses	(10,919)	(10,468)

Total loans, net	1,639,981	1,681,991
Less: mortgage loans held for sale	6,865	6,072

Loans receivable, net	$1,633,116	$1,675,919

Mortgage loans serviced for others	$1,001,428	$1,026,070
Loan pipeline	45,963	74,808

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Loan originations	$101,032	$179,413	$190,016	$446,559
Loans sold	31,091	134,559	59,098	295,811
Net charge-offs	220	68	324	69

DEPOSITS

	At June 30, 2008	At December 31, 2007
Type of Account
Non-interest-bearing	$116,870	$103,656
Interest-bearing checking	487,893	454,666
Money market deposit	83,654	84,287
Savings	205,861	187,095
Time deposits	405,028	454,086

	$1,299,306	$1,283,790

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED JUNE 30,
	2008			2007
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$17,843	$81	1.82%	$8,080	$105	5.20%
Investment securities (1)	63,245	484	3.06	71,673	1,018	5.68
FHLB stock	19,862	426	8.58	25,540	477	7.47
Mortgage-backed securities (1)	48,408	573	4.73	63,936	714	4.47
Loans receivable, net (2)	1,654,792	24,103	5.83	1,754,821	26,239	5.98

Total interest-earning assets	1,804,150	25,667	5.69	1,924,050	28,553	5.94

Non-interest-earning assets	92,239			102,469

Total assets	$1,896,389			$2,026,519

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$777,350	3,053	1.57	$720,363	3,622	2.01
Time deposits	423,120	3,654	3.45	496,341	5,501	4.43

Total	1,200,470	6,707	2.23	1,216,704	9,123	3.00
Borrowed funds	443,202	4,698	4.24	550,029	6,731	4.90

Total interest-bearing liabilities	1,643,672	11,405	2.78	1,766,733	15,854	3.59

Non-interest-bearing deposits	112,730			115,996
Non-interest-bearing liabilities	17,156			20,281

Total liabilities	1,773,558			1,903,010
Stockholders’ equity	122,831			123,509

Total liabilities and stockholders’ equity	$1,896,389			$2,026,519

Net interest income		$14,262			$12,699

Net interest rate spread (3)			2.91%			2.35%

Net interest margin (4)			3.16%			2.64%

	FOR THE SIX MONTHS ENDED JUNE 30,
	2008			2007
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$11,634	$142	2.44%	$8,173	$213	5.21%
Investment securities (1)	62,931	1,851	5.88	73,611	2,765	7.51
FHLB stock	20,918	907	8.67	25,664	926	7.22
Mortgage-backed securities (1)	50,503	1,184	4.69	65,626	1,438	4.38
Loans receivable, net (2)	1,662,431	49,105	5.91	1,767,281	53,583	6.06

Total interest-earning assets	1,808,417	53,189	5.88	1,940,355	58,925	6.07

Non-interest-earning assets	94,964			100,867

Total assets	$1,903,381			$2,041,222

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$758,864	6,344	1.67	$721,127	7,279	2.02
Time deposits	433,269	8,227	3.80	508,310	11,173	4.40

Total	1,192,133	14,571	2.44	1,229,437	18,452	3.00
Borrowed funds	462,853	10,120	4.37	549,876	13,365	4.86

Total interest-bearing liabilities	1,654,986	24,691	2.98	1,779,313	31,817	3.58

Non-interest-bearing deposits	108,584			114,501
Non-interest-bearing liabilities	16,649			20,331

Total liabilities	1,780,219			1,914,145
Stockholders’ equity	123,162			127,077

Total liabilities and stockholders’ equity	$1,903,381			$2,041,222

Net interest income		$28,498			$27,108

Net interest rate spread (3)			2.90%			2.49%

Net interest margin (4)			3.15%			2.79%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.